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                                                                     EXHIBIT 21
                               WYLE ELECTRONICS

                                  SUBSIDIARIES



The following is a list of all the subsidiaries of the Company, as of December 31, 1995, which are included in the Company's Consolidated Financial Statements and the percentage of voting securities for each owned by the Company.


                                            State of              Percentage of
   Name of Company                        Incorporation             Ownership
   ---------------                        -------------           ------------


Wyle Distribution Group-Santa Clara, Inc.   California                100%

Redwing of California, Inc. (Inactive)      California                100%